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                                                                    EXHIBIT 12.1

                       GATX CORPORATION AND SUBSIDIARIES

          COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

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
                                                 Three Months Ended
                                                      March 31,                    Year Ended December 31,
                                                 ------------------      -------------------------------------------
IN MILLIONS, EXCEPT RATIOS                       2002          2001      2001        2000    1999     1998      1997
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

Earnings available for fixed charges:
  Income from continuing operations             $ 18.9         $ 4.4     $ 7.5      $ 30.8   $126.3   $114.2   $102.6
Add (deduct):
  Income tax (benefit) provision                  12.0          11.3      (1.9)       22.7     82.8     86.0     66.8
  Share of affiliates' earnings, net
    of distributions received                    (12.7)         (9.6)    (22.5)      (43.2)   (41.7)     3.5     (1.0)
  Interest on indebtedness and
    amortization of debt discount
    and expense                                   55.4          61.0     249.9       242.6    179.9    180.5    164.9
  Portion of operating lease expense
    representative of interest factor
    (deemed to be one-third)                      14.6          16.1      64.9        59.6     51.0     46.5     42.0
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Total earnings available for fixed charges      $ 88.2        $ 83.2    $297.9      $312.5   $398.3   $430.7   $375.3
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Preferred stock dividends                       $   --        $   --    $   .1      $   .1   $   .1   $   .1   $  6.6
Ratio to convert preferred dividends
  to pre-tax basis                                 163%          357%       75%        174%     166%     175%     165%
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Preferred dividends on pre-tax basis                --            --        .1          .2       .2       .2      7.1

Fixed charges:
  Interest on indebtedness and amortization
    of debt discount and expense                  55.4          61.0     249.9       242.6    179.9    180.5    164.9
  Capitalized interest                             3.9           3.5      14.4        10.4      4.3      2.1      1.6
  Portion of operating lease expense
    representative of interest factor
    (deemed to be one-third)                      14.6          16.1      64.9        59.6     51.0     46.5     42.0
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Combined fixed charges and preferred stock
  dividends                                      $73.9         $80.6    $329.3      $312.8   $235.4   $229.3   $215.6
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Ratio of earnings to combined fixed charges
  and preferred stock dividends (A)               1.19x         1.03x      .90x(1)    1.00x    1.69x    1.88x    1.74x
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(A)  The ratio of earnings to fixed charges represents the number of times
     "fixed charges" are covered by "earnings." "Fixed charges" consist of interest on outstanding debt and amortization of debt discount and expense, adjusted for capitalized interest and one-third (the proportion deemed representative of the interest factor) of operating lease expense.
     "Earnings" consist of consolidated net income before income taxes and fixed charges, less share of affiliates' earnings, net of distributions received.
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(1)  For the year ended December 31, 2001, combined fixed charges and preferred stock dividends exceeded earnings by $31.4 million.